Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No.33-273937, 333-242343, 333-226592, 333-197222, 333-178587) on Form S-8 of our reports dated November 15, 2024, with respect to the consolidated financial statements of Spectrum Brands Holdings, Inc., and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Milwaukee, WI
November 15, 2024